SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2001

Xicor, Inc.

(Exact name of registrant as specified in its charter)

California	0-9653	94-2526781

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1511 Buckeye Drive, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 432-8888

(Former name or former address, if changed since last report)

Item 5. Other Events
Item 7. Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 10.1
EXHIBIT 99.1

Item 5. Other Events

     On November 19, 2001, we completed a private placement to qualified institutional investors of $35,000,000 of 5.5% Convertible Subordinated Notes due in 2006 (the "Notes") and related warrants to purchase approximately one million shares of our common stock during the next five years at an exercise price of $12.24 per share. The Notes are convertible at any time into shares of our common stock at a 10% premium to the closing price of our stock on November 15, 2001. Under certain circumstances, we can redeem some or all of the notes prior to maturity. We intend to use the net proceeds from the sale of the notes and the warrants for working capital and general corporate purposes. We may also use the proceeds for acquisitions, including acquisitions of intellectual property and design teams, if appropriate candidates can be identified and mutually acceptable terms can be agreed upon.

     A copy of the Securities Purchase Agreement, the Registration Rights Agreement, the form of Note, the form of Warrant and the press release issued by us announcing the completion of the private placement are attached as exhibits hereto and are incorporated herein by reference in their entirety.

Item 7. Exhibits.

     (c)  Exhibits

Exhibit
Number	Description

4.1	Form of 5.5% Convertible Subordinated Note.
4.2	Form of Warrant to Purchase Common Stock.
4.3	Registration Rights Agreement dated as of November 16, 2001 by and among Xicor, Inc., Robertson Stephens, Inc. and the Buyers as defined therein.
10.1	Securities Purchase Agreement dated as of November 16, 2001 by and between Xicor, Inc. and the Buyers as defined therein.
99.1	Press Release dated as of November 19, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2001	XICOR, INC.

	By:	/s/ Louis DiNardo
Louis DiNardo President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of 5.5% Convertible Subordinated Note.
4.2	Form of Warrant to Purchase Common Stock.
4.3	Registration Rights Agreement dated as of November 16, 2001 by and among Xicor, Inc., Robertson Stephens, Inc. and the Buyers as defined therein.
10.1	Securities Purchase Agreement dated as of November 16, 2001 by and between Xicor, Inc. and the Buyers as defined therein.
99.1	Press Release dated as of November 19, 2001.